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                                                                    Exhibit 10.1

                       HUNTSMAN INTERNATIONAL HOLDINGS LLC
                                500 Huntsman Way
                                 Salt Lake City
                                   Utah 84108
                                       USA


June 14, 2002


CSFB Global Opportunities Partners, L.P.
Eleven Madison Avenue, 16th Floor
New York, New York  10010

BNAC, Inc.
c/o CSFB Global Opportunities Partners, L.P.
Eleven Madison Avenue, 16th Floor
New York, New York  10010

                     REPRESENTATION AND INDEMNITY AGREEMENT

Ladies and Gentlemen:

               Reference is hereby made to: (A) the Sale and Purchase Agreement dated as of the date hereof (the "PURCHASE AGREEMENT"), among Imperial Chemical Industries PLC, a company incorporated in England and Wales with registered number 218019 (the "ICI PARENT"), ICI Americas Inc., a Delaware corporation ("ICI AMERICAS"), ICI Alta Inc., a Delaware corporation ("ICI ALTA"), ICI Finance PLC, a company incorporated in England and Wales with registered number 45690 ("ICI FINANCE"), BNAC, Inc., a Delaware corporation ("BNAC") and CSFB Global Opportunities Partners, L.P., a Delaware limited partnership ("GOF", and together with BNAC, the "GOF PARTIES"), pursuant to which, among other things, BNAC is (i) agreeing to purchase from ICI Americas on or prior to May 15, 2003, all of the outstanding capital stock of ICI Alta, which in turn holds 300 Units of Huntsman International Holdings LLC ("HIH"), a Delaware limited liability company (the "HIH INTEREST"), and (ii) purchasing from ICI Finance all of the 8% Senior Subordinated Reset Discount Notes due 2009 (the "B NOTES") issued by HIH, and (B) the Letter Agreement dated December 20, 2001 (the "SIDE LETTER"), by and between HIH and ICI Finance pursuant to which, among other things, HIH has agreed to make certain representations, warranties and indemnities for the benefit of a potential purchaser of the B Notes.

               HIH hereby acknowledges that upon the performance of the transactions contemplated in the Purchase Agreement ("ICI SALE TRANSACTIONS"), HIH and Huntsman Corporation, a Utah corporation ("HC"), will receive certain direct and indirect benefits, including, without limitation, the potential release of a pledge made by Huntsman Specialty Chemicals Corporation, a Delaware corporation and subsidiary of HC ("HSCC"), to ICI Alta and ICI Finance with respect to 300 Units of HIH currently held by HSCC as well as assistance toward achieving

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key strategic initiatives. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

                  In fulfillment of HIH's obligations under the Side Letter, in recognition of the direct and indirect benefits received by HIH and in consideration of and as an inducement to the GOF Parties entering into the Purchase Agreement and consummating the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the undersigned agrees as follows:

1        DEFINITIONS: For the purposes hereof:

               (a) "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

               (b) "ASSOCIATE" of any Person shall have the meaning assigned thereto by Rule 12b-2 of the Exchange Act.

               (c) "COMPANY" shall mean HIH and the Company Subsidiaries.

               (d) "COMPANY DISCLOSURE LETTER" shall mean the disclosure schedule dated as of the date hereof and attached hereto.

               (e) "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, financial condition (including levels of working capital) or results of operations of HIH and the Company Subsidiaries, taken as a whole.

               (f) "COMPANY SUBSIDIARY" shall mean Huntsman International LLC and any corporation, partnership, limited liability company, joint venture or other legal entity in which HIH (either directly or through or together with another Company Subsidiary) owns more than 50% of the voting securities of such corporation, partnership, limited liability company, joint venture or other legal entity.

               (g) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

               (h) "GOVERNMENTAL ENTITY" shall mean any Federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign

               (i) "KNOWLEDGE," or any similar expression, with respect to HIH shall mean and include actual knowledge, after due inquiry, of Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin, L. Russell Healy, Robert
          B. Lence, Samuel D. Scruggs, Donald J. Stanutz, and Kevin C. Hardman.

               (j) "LAW" shall mean any Federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof,

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          including, without limitation, any of the same related to the protection of the environment applicable to the properties, facilities or operations of the Company.

               (k) "LIABILITIES" shall mean any and all debts, liabilities and obligations (including all guarantees of indebtedness) of any nature whatsoever, whether known or unknown, matured or unmatured, accrued or fixed, absolute or contingent, determined, determinable or otherwise, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

               (l) "LIEN" shall mean with respect to any property or asset, any mortgage, deed of trust, lien, pledge, guarantee, charge, security interest, restriction, option, right of first refusal, right of first offer, tag-along right, drag-along right, other adverse claim of any kind, or other encumbrance of any nature (whether or not relating to the extension of credit or borrowing of money) in respect of such property or asset, including any conditional sale or other title retention agreement relating to such property or asset, and any financing lease having substantially the same economic effect as any of the foregoing in respect of such property or asset or the income therefrom.

               (m) "MATERIAL CONTRACT" shall mean those agreements, contracts, instruments or arrangements (as applicable) that involve payments or expenditures by or to HIH, or otherwise have a value, of at least $10,000,000.

               (n) "ORDER" shall mean any award, judgment, injunction, consent, ruling, decree, or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity.

               (o) "PERSON" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               (p) "SECURITIES ACT" means the Securities Act of 1933, as amended.

               (q) "TRANSACTION DOCUMENTS" shall mean (i) the B Note Covenant Side Letter dated as of an even date as the date hereof, between HC and the GOF Parties, (ii) the Private Sale Letter Agreement dated as of an even date as the date hereof (the "Private Sale Letter"), between HIH and the GOF Parties, and (iii) this Representation and Indemnity Agreement and all other agreements, instruments and documents executed by HIH or a Company Subsidiary pursuant to such agreements.

               (r) "UNITS" shall have the meaning set forth in the Second Amended and Restated Limited Liability Company Agreement of HIH dated as of December 20, 2001.

               (s) "WHOLLY OWNED COMPANY SUBSIDIARY" shall mean a Company Subsidiary in which HIH owns, either directly or indirectly, all: (i) outstanding interests or shares of capital stock, as the case may be, other than director qualifying shares, (ii) options (whether vested or unvested) warrants, rights, calls, commitments or agreements of any character to which such Company Subsidiary is a party or by which it is bound calling for

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          the issuance of interests or shares of capital stock, as the case may be, of such Company Subsidiary, and (iii) securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock.

2         REPRESENTATIONS AND WARRANTIES OF HIH AND THE COMPANY SUBSIDIARIES.
HIH represents and warrants, as of the date hereof, to the GOF Parties that:

                  (a) ORGANIZATION, STANDING AND POWER OF HIH. HIH is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all of the requisite power, authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where failure to be so organized, existing and in good standing or to have such power, authority and approvals would not, either individually or in the aggregate, have a Company Material Adverse Effect. HIH is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not constitute a Company Material Adverse Effect. HIH has heretofore made available to the GOF Parties complete and correct copies of HIH's Limited Liability Company Agreement, as amended through the date hereof (the "LLC AGREEMENT"). The LLC Agreement is in full force and effect as of the date hereof.

               (b)  THE COMPANY SUBSIDIARIES; INTERESTS IN OTHER PERSONS.

                    (i) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all of the requisite power and authority and all necessary government approvals and licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Section 2(b)(i) of the Company Disclosure Letter sets forth a list of each Company Subsidiary. All equity securities of each Company Subsidiary have been duly authorized, are validly issued, fully paid and nonassessable and, except as disclosed in Section 2(b)(i) of the Company Disclosure Letter, are owned by HIH and/or one or more Wholly Owned Company Subsidiaries, and are so owned free and clear of all Liens, and there are no voting restrictions with respect to such equity securities. Section 2(b)(i) of the Company Disclosure Letter sets forth the amount and holder of all director qualifying shares issued by Company Subsidiaries.

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                    (ii) HIH has heretofore made available to the GOF Parties
               (if so requested) complete and correct copies of the charter, by-laws or other organizational documents (the "CONSTITUTIVE DOCUMENTS") of HIH and each of the Company Subsidiaries, each as amended to the date hereof and each as in full force and effect.
               Section 2(b)(ii) of the Company Disclosure Letter sets forth with respect to each Company Subsidiary which is not a Wholly Owned Company Subsidiary, each owner and the respective amount of such owner's equity ownership in each such Company Subsidiary which is not a Wholly Owned Subsidiary, including, without limitation, securities convertible into or exercisable or exchangeable for equity ownership in such Company Subsidiary.

                    (iii) Except for the stock of, or other equity interests in, the Company Subsidiaries, and the other interests disclosed in
               Section 2(b)(iii) of the Company Disclosure Letter (the "COMPANY'S OTHER INTERESTS"), neither HIH nor any of the Company Subsidiaries directly or indirectly owns any stock or other ownership or equity interest in, or any interest convertible into or exchangeable or exercisable for, any Person.

               (c)  HIH CAPITAL STRUCTURE.

                    (i) The total outstanding membership interests of HIH consist of 1000 Units (the "UNITS"), all of which are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of preemptive rights and, except as set forth in Section 2(c) of the Company Disclosure Letter, no outstanding Units are subject to forfeiture or repurchase for any reason. Section 2(c) of the Company Disclosure Letter sets forth a true and complete list of the holders of Units of HIH, the class or series of such Units and the number of such Units owned of record by each such holder.

                    (ii) Except as set forth in Section 2(c) of the Company
               Disclosure Letter, there are no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether written or oral, formal or informal) with respect to the voting, transfer or disposition of Units or other equity securities of HIH or any of the Company Subsidiaries to which HIH, the Company Subsidiaries or HSCC is a party or by which they are bound, or, to the Knowledge of HIH, among or between any Persons other than HIH or HSCC. Except as set forth in Section 2(c) of the Company Disclosure Letter, there are no options, warrants, rights, calls, commitments or agreements of any character to which HIH or any Company Subsidiary is a party, or by which HIH or any Company Subsidiary is bound, calling for the issuance of Units or other equity securities of HIH or any Company Subsidiary or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such membership interests or other equity securities, or other arrangement to acquire, at any time or under any circumstance, capital stock of HIH or any Company Subsidiary or any such other securities. Except as set forth in Section 2(c) of the Company Disclosure Letter, there are no obligations, contingent or

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               otherwise, of HIH or any Company Subsidiary to purchase, redeem or otherwise acquire any capital stock of any Company Subsidiary or to provide funds or make an investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity. Except as set forth in Section 2(c) of the Company Disclosure Letter, no holder of securities in HIH or any Company Subsidiary has any contractual right to have such securities registered by HIH or any Company Subsidiary, as the case may be. All prior issuances of securities by HIH and each of the Company Subsidiaries were made in compliance with and not in violation of all applicable Federal, state, local and foreign securities laws.

               (d)  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVAL.

                    (i) HIH has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary action on the part of HIH. Such Transaction Documents have been duly and validly executed and delivered by HIH and constitute legal, valid and binding obligations of HIH, enforceable against HIH in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regardless of whether such enforceability is considered a proceeding in law or equity.

                    (ii) Except as set forth in Section 2(d)(ii) of the Company
               Disclosure Letter, the execution, delivery and performance of the Transaction Documents to which it is a party by HIH, the purchase of the B Notes pursuant to the Purchase Agreement (and any related documents including, but not limited to, the pledge agreement) by the parties thereto, and the consummation of the transactions with respect to the B Notes contemplated hereby and thereby, and compliance by HIH with such provisions hereof and thereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of HIH or any of the Company Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to HIH or any of the Company Subsidiaries under, any provision of
               (A) the LLC Agreement or any Constitutive Document of HIH or any Company Subsidiary, (B) any loan or credit agreement or note or any bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to HIH or any of the Company Subsidiaries, or to which their respective properties or assets are bound or any guarantee by HIH or any of the Company Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or any Material Contract or (D) assuming the consents, approvals, authorizations or permits and filings or

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               notifications referred to in Section 2(d)(iii) are duly and timely obtained or made, any Law or Order applicable to or binding upon HIH or any of the Company Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

                    (iii) Except as set forth in Section 2(d)(iii) of the
               Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of HIH, or any of the Company Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents by HIH to which it is a party, the purchase of the B Notes pursuant to the Purchase Agreement (and any related documents including, but not limited to, the pledge agreement) by the parties thereto, or the consummation by HIH of the transactions with respect to the B Notes contemplated hereby or thereby, except for any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

               (e)  SEC DOCUMENTS.

                    (i) HIH and Huntsman International LLC ("HI"), a Delaware limited liability company and wholly owned subsidiary of HIH, have made available to the GOF Parties a true and complete copy of each report and registration statement filed by HIH or HI with the SEC since inception and prior to or on the date hereof (the "COMPANY SEC DOCUMENTS"). HIH and HI have filed all of the Company SEC Documents required to be filed by them pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Representation and Indemnity Agreement. Neither HIH nor HI has any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents and, as of the date hereof, neither HIH nor HI has received any notice of any pending investigation of HIH by the SEC. HIH and HI have made available to the GOF Parties copies of all Company SEC Documents that are subject to any confidential treatment request by HIH or HI.

                    (ii) The consolidated financial statements of HIH (including the notes thereto) included in the Company SEC Documents complied as to form in all

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               material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by the rules and regulations of the SEC) and fairly presented (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of HIH and the Company Subsidiaries, taken as a whole, as of the dates set forth therein, and the consolidated statements of income and the consolidated cash flows of HIH and the Company Subsidiaries, taken as a whole, for the periods presented therein. No Company Subsidiary other than HI is required to make any filing with the SEC except for filings made by a Company Subsidiary solely due to the fact that it is a guarantor of HI or HIH.

                    (iii) The Units are not registered under Section 12 of the
               Exchange Act.

               (f)  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                    (i) Except as disclosed in Section 2(f)(i) of the Company Disclosure Letter, since March 31, 2002, HIH and the Company Subsidiaries have conducted their business only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not been (A) any change, event, development or circumstance affecting the Company or any of the Company Subsidiaries that, individually, or in the aggregate has had a Company Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of HIH's Units or other equity securities of HIH or any Company Subsidiary other than intercompany dividends between or among Wholly Owned Company Subsidiaries, (C) any amendment of any term of any outstanding security of HIH or any Company Subsidiary, (D) any repurchase, redemption or other acquisition by HIH or any Company Subsidiary of any outstanding shares of stock or other securities of, or other ownership interests in, HIH or any Company Subsidiary which are held by a person or entity other than a Wholly Owned Company Subsidiary, or (E) any split, combination or reclassification of any of the Units or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, Units.

                    (ii) Except as disclosed in Section 2(f)(ii) of the Company
               Disclosure Letter or in the Company SEC Documents, during the period from March 31, 2002 to the date of this Representation and Indemnity Agreement, there has not been any change by HIH or HI in its accounting methods, principles or practices, or any revaluation by HIH or HI of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

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               (g)  COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in
          Section 2(g) of the Company Disclosure Letter, HIH and the Company Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (together with any permits relating to the protection of the environment applicable to the properties, facilities or operations of the Company, the "COMPANY PERMITS"), except where the failure so to hold, individually or in the aggregate, does not and would not constitute a Company Material Adverse Effect. Except as disclosed in Section 2(g) of the Company Disclosure Letter, HIH and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply, individually or in the aggregate, does not and would not constitute a Company Material Adverse Effect. Except as disclosed in Section 2(g) of the Company Disclosure Letter and except as would not constitute a Company Material Adverse Effect, the businesses of HIH and the Company Subsidiaries are not being conducted in violation of any Law or Order. Except as disclosed in Section 2(g) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to HIH or any of the Company Subsidiaries is pending or, to the Knowledge of HIH, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Company Material Adverse Effect.

               (h) LITIGATION. Except as set forth in Section 2(h) of the Company Disclosure Letter, there are no claims, actions, suits or proceedings or, to the Knowledge of HIH, investigations, pending on behalf of or pending against or, and to the Knowledge of HIH, no claims, actions, suits, proceedings or investigations, threatened against HIH or any Company Subsidiary or any of their respective properties, assets or rights before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for such claims, actions, suits, proceedings or investigations that would not, if adversely determined, have or be reasonably expected to have, individually and in the aggregate, a Company Material Adverse Effect. Neither HIH nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate has, or which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect or would prevent HIH or any Company Subsidiary from consummating the transactions contemplated by the Transaction Documents or impairing the ability of HIH to perform its obligations hereunder and thereunder.

               (i)  RELATED PARTY TRANSACTIONS.

         Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or as described in the Company SEC Documents or as set forth in Section 2(i) of the Company Disclosure Letter, there are no material arrangements, agreements or contracts entered into by HIH or any of the Company Subsidiaries, on the one hand, and (i) Jon Huntsman, (ii) a relative of Jon Huntsman, (iii) any Person who is an executive officer or director of HC or to HIH's Knowledge, any executive officer, manager or director of a Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing individuals is an Affiliate or an

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          Associate, and (iv) any manager of HIH, on the other hand. Copies of all such documents have been made available to the GOF Parties.

               (j) LIST OF AGREEMENTS WITH ICI. Set forth in Section 2(k) of the Company Disclosure Letter is a list of all material agreements, arrangements, commitments or understandings, whether oral or in writing, of any nature, between or among: (i) the ICI Parent and/or its subsidiaries and/or Affiliates; and (ii) Huntsman Corporation and/or its subsidiaries and/or Affiliates (collectively, the "ICI AGREEMENTS"), other than agreements, arrangements, commitments or understandings which are (i) set forth in the Company SEC Documents or
          (ii) operational in nature and entered into in the ordinary course of business on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis.

               (k) FULL DISCLOSURE. Neither this Representation and Indemnity Agreement, nor the Company Disclosure Letter contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading.

3    SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the execution of the Transaction Documents and the transactions contemplated hereby and thereby until the second anniversary of the date hereof. Notwithstanding anything contained herein to the contrary, a claim, demand, suit or cause of action otherwise available to the Indemnified Person based upon an allegation or allegations that HIH or any of its Affiliates committed fraud or made a willful, knowing or intentional misrepresentation in connection with this Letter Agreement or any of the transactions contemplated hereby shall survive until the application of any applicable statute of limitations.

4    INDEMNIFICATION.

          (a) Generally. HIH shall indemnify the GOF Parties, their successors and assigns, and the respective officers, directors and managers of each of the foregoing (the "INDEMNIFIED PERSONS") from and against any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any breach of any representation or warranty contained herein (subject to Section 4(e) hereof) or in the Private Sale Letter, or the breach of any agreement or covenant of the Company contained herein or in the Private Sale Letter ("LOSSES").

          (b) Assertion of Claims. No claim shall be brought hereunder unless the Indemnified Persons, or any of them, give HIH (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and the nature of the misrepresentation, breach or claim to which such claim is related or (b) written notice pursuant to Section 4(c) hereof of any third party claim, the existence of which might give rise to such a claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, and the nature of the misrepresentation, breach or claim to which such claim is related, but the failure so to

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     provide either such notice to HIH will not relieve HIH from any liability which it may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of HIH and it was not otherwise aware of such action or claim). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings for the enforcement of their rights hereunder.

          (c) Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a "THIRD PARTY CLAIM") shall be subject to the following terms and conditions:

                           (i) The Indemnified Persons shall promptly give
                  written notice to HIH of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known, and the nature of the misrepresentation, breach or claim to which such claim is related. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to HIH will not relieve HIH from any liability which it may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of HIH and it was not otherwise aware of such action or claim).

                           (ii) HIH shall be entitled to participate in the
                  defense of any Third Party Claim and, subject to the limitations set forth in this Section 4(c), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

                           (iii) If HIH shall assume the control of the defense
                  of any Third Party Claim in accordance with the provisions of this Section 4(c), HIH shall obtain the prior written consent of the Indemnified Persons (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Persons from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Persons and the Indemnified Persons shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Persons.

                           (iv) Each party shall cooperate, and cause their
                  respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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          (d)  HIH shall not be obligated to indemnify the Indemnified Persons until such time as the aggregate Losses incurred or sustained by the Indemnified Persons exceed $10,000,000 and then the Indemnified Persons will only be entitled to indemnification with respect to that portion of its damages which exceeds $10,000,000. Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of HIH for Damages under this Section 4 shall not exceed aggregate amount of consideration paid by the GOF Parties or their successors and assignees for the B Notes under the Purchase Agreement.

          (e) Notwithstanding anything contained in this Section 4 to the contrary, a breach of representation or warranty by HIH or any of the Company Subsidiaries under Section 2 hereof shall be deemed not to have occurred if David Matlin and/or Chris Pechock had actual and specific knowledge of the fact that would have otherwise resulted in such breach by virtue of prior express disclosure of such fact by HIH, and that a reasonable person with knowledge of such fact would, in light of the manner and circumstance in which such fact was so disclosed, understand that such fact would result in a breach of such representation or warranty. HIH shall have the burden of proof in determining the existence of such knowledge.

5    NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by internationally-recognized overnight courier or by telecopier (followed within 2 business days by overnight delivery), with confirmation as provided above addressed as follows:

                  IF TO GOF, to:

                  CSFB Global Opportunities Partners, L.P.
                  Eleven Madison Avenue, 16th Floor
                  New York, New York 10010
                  Attn: David Matlin

                  IF TO BNAC, to:

                  BNAC, Inc.
                  c/o CSFB Global Opportunities Partners, L.P.
                  Eleven Madison Avenue, 16th Floor
                  New York, New York 10010
                  Attn: David Matlin


                  IF TO HIH, to:

                  Huntsman International Holdings LLC
                  500 Huntsman Way
                  Salt Lake City
                  Utah 84108, USA
                  Attn:  General Counsel

     All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of internationally-recognized overnight courier, on the date of such delivery, (c) in the case of transmission by telecopier upon confirmed receipt.

6    HIH AMENDMENTS AND WAIVERS. Any provision of this Representation and
Indemnity Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Representation and Indemnity Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8    SUCCESSORS AND ASSIGNS. The provisions of this Representation and Indemnity
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that HIH may not assign, delegate or otherwise transfer any of its rights or obligations under this Representation and Indemnity Agreement without the written consent of the GOF Parties. Notwithstanding anything contained herein to the contrary, the GOF Parties may not assign, delegate or otherwise transfer any of its rights or obligations under this Representation and Indemnity Agreement to ICI Parent or an Affiliate thereof without the written consent of HIH.

9    GOVERNING LAW. This agreement shall be governed in all respects by the laws of the Sate of Delaware without regard to any conflicts of laws principles.

10   JURISDICTION. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware, and any appellate court with jurisdiction to review decisions of any such court, in any action or proceeding brought by any of the parties hereto arising out of or relating to this Representation and Indemnity Agreement, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Delaware or by certified U.S. mail, return receipt requested, shall be deemed effective service of process on such party in respect of proceedings in Delaware. Notwithstanding the foregoing, nothing in this Representation and Indemnity Agreement shall affect any right that any of the parties may have to
(i) bring any action or proceeding relating to this Representation and Indemnity Agreement in any court that has jurisdiction by reason of a case pending under Title 11 of the U.S. Code or (ii) seek recognition or enforcement of any judgment in other jurisdictions by suit on the judgment or in the manner provided by law.

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11   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES
ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12   COUNTERPARTS; NO THIRD PARTY BENEFICIARIES. This Representation and
Indemnity Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Representation and Indemnity Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Representation and Indemnity Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under this Representation and Indemnity Agreement.

13   ENTIRE AGREEMENT. This Representation and Indemnity Agreement and the other documents and instruments referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Representation and Indemnity Agreement.

14   SEVERABILITY. In the event that any provision of this Representation and
Indemnity Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Representation and Indemnity Agreement shall continue in full force and effect without said provision; PROVIDED, HOWEVER, that no such severability shall be effective if it materially changes the economic benefit of this Representation and Indemnity Agreement to any party.

15   CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                                             Sincerely,

                                             HUNTSMAN INTERNATIONAL HOLDINGS LLC


                                             By: /s/ Sam Scruggs
                                                -------------------------
                                                Name:  Sam Scruggs
                                                Title: Vice President





Agreed and accepted as of the date first written above:

CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.

         By:  CSFB GLOBAL OPPORTUNITIES ADVISERS, LLC,
                  AS ITS INVESTMENT ADVISOR



By:    /s/ David J. Matlin
       -------------------------
       Name:  David J. Matlin
       Title: Vice President

BNAC, INC.



By:    /s/ David J. Matlin
       -------------------------
       Name:  David J. Matlin
       Title: President

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